Exhibit 9.1

February 8, 2022

Securities and Exchange Commission

100 F Street NE

Washington DC 20549

Re: BIOLIFE4D CORPORATION (the “Company”)

We have read the statements under Item 4 of the Current Report on Form 1-U to be filed with the Securities and Exchange Commission on February 11, 2022 regarding the change of auditors. We agree with all statements pertaining to us. We have no basis to agree or disagree with the other statements made by the Company in the Form 1-U.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 8, 2022